Exhibit (a)(1)(f)

FORMS OF CONFIRMATION E-MAIL

Confirmation E-mail to Employees who Elect to Participate in the Offer to Amend Certain Options

CNET Networks, Inc. (“CNET”) has received your election form dated [            ] , 2007, by which you elected to have certain outstanding option amended in exchange for cash payments, subject to the terms and conditions of the offer.

If you change your mind, you may withdraw your election as to some or all of your eligible options by completing and signing the withdrawal form which was previously provided to you, and faxing it to Darrell Hong, at fax number (415) 972-6161 or via e-mail to darrell.hong@cnet.com, or hand deliver it to Darrell Hong at CNET Networks, Inc., 235 Second Street, San Francisco, CA 94105 before 11:59 p.m., Pacific Time, on April 4, 2007. Only withdrawal forms that are complete, signed and actually received by Darrell Hong by the deadline will be accepted. Withdrawal forms submitted by United States mail (or other post) and Federal Express (or similar delivery service) are not permitted and will not be accepted. If you have questions concerning the submission of your form, please direct them to Darrell Hong at:

CNET Networks, Inc.
235 Second Street, San Francisco, CA 94105
Phone: (415) 344-2461

Please note that our receipt of your election form is not by itself an acceptance of the options. For purposes of the offer, CNET will be deemed to have accepted options with respect to which proper elections have been made and not properly withdrawn as of the date when CNET gives written or electronic notice to the option holders generally of its acceptance of such options, which notice may be made by press release, e-mail or other method of communication. CNET is expected to give notice of its acceptance shortly after the expiration of the offer period.

Confirmation E-mail to Employees who Withdraw their Stock Options from the Offer to Amend Certain Options

CNET Networks, Inc. (“CNET”) has received your withdrawal form dated [            ], 2007, by which you rejected CNET’s offer to amend some or all of your eligible outstanding options. Any options you have not withdrawn will remain subject to the terms and conditions of the offer and will be amended in exchange for cash payments.

If you change your mind, you may once again elect to accept the offer with respect to some or all of your eligible options by completing and submitting a new election form by faxing it to Darrell Hong, at fax number (415) 972-6161, or via e-mail to darrell.hong@cnet.com, or by hand delivery to Darrell Hong at CNET Networks, Inc., 235 Second Street, San Francisco, CA 94105 before 11:59 p.m., Pacific Time, on April 4, 2007. If you have questions concerning the submission of your form, please direct them to Darrell Hong at:

CNET Networks, Inc.
235 Second Street, San Francisco, CA 94105
Phone: (415) 344-2461